EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent to the incorporation by reference in this Report on the Form 1-A/A registration of PFG Fund V, LLC of our report, dated April 30, 2024 on our audit of the financial statements of PFG Fund V, LLC as of December 31, 2023 and 2022, and for the years then ended, as listed in the accompanying index of the Form 1-A/A.

Spiegel Accountancy Corp

Pleasant Hill, California

August 1, 2024